                                                          SCHEDULE TO EXHIBIT 11

                      COMPUTATION OF LOSS PER COMMON SHARE


                                                                YEAR ENDED JUNE 30,
                                                  -----------------------------------------------
                                                     1996              1995              1994
                                                  -----------       -----------       -----------
PRIMARY AND FULLY DILUTED
Weighted average shares outstanding.............   36,198,302        32,137,693        18,686,751
                                                  ===========       ===========       ===========
Net Loss........................................  $(4,672,271)      $(3,951,839)      $(1,083,346)
Deduct required dividends on convertible
  preferred stock, series A.....................        2,650             3,450             3,450
Deduct required dividends on convertible
  preferred stock, series B.....................      894,976                --                --
                                                  -----------       -----------       -----------
Net loss attributable to common stock...........  $(5,569,897)      $(3,955,289)      $(1,086,796)
                                                  ===========       ===========       ===========
Loss per common share after deduction for
  required dividends on convertible preferred
  stock.........................................  $     (0.15)      $     (0.12)      $     (0.06)
                                                  ===========       ===========       ===========